PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 30, 2023	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2022 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. ("Dynex" or the "Company") (NYSE: DX) reported its fourth quarter and full year 2022 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Highlights
•Book value per common share of $14.73 as of December 31, 2022
•Dividends declared of $0.39 per common share for the fourth quarter of 2022 and $1.56 for the full year
•Total economic return of $0.89 per common share, or 6.2% of beginning book value, for the fourth quarter of 2022, and $(1.71) per common share, or (9.5)% of beginning book value, for the full year
•Comprehensive income of $1.17 per common share and net income of $0.85 per common share for the fourth quarter of 2022; comprehensive loss of $(1.24) per common share and net income of $3.19 per common share for the full year
•Realized gains on interest rate hedges included in GAAP net income were $204.8 million for the fourth quarter of 2022 and $690.7 million for the full year
•REIT taxable income included an estimated benefit of $11.8 million, or $0.24 per common share, from amortization of deferred tax hedge gains for the fourth quarter of 2022 and $22.5 million, or $0.53 per common share, for the full year
•Leverage including TBA dollar roll positions at 6.1 times shareholders' equity at December 31, 2022
•Raised equity capital of $92.4 million during the fourth quarter through at-the-market ("ATM") common stock issuances, bringing total capital raised for 2022 to $246.9 million, net of $3.1 million issuance costs

Management Remarks
"We believe our performance this decade, which started in 2020, illustrates that the Dynex team has the experience and discipline to manage through even the most volatile and challenging cycles, and we expect to continue generating long-term returns for our shareholders," stated Byron Boston, the Company's Chief Executive Officer. "We continue to believe that a flexible business model and our experienced team have positioned Dynex to deliver a solid cash dividend and total return experience to our shareholders. We enter 2023 with a highly liquid balance sheet and are prepared to be opportunistic investors this year."

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.
Results Discussion
Comprehensive income to common shareholders of $56.6 million, or $1.17 per common share, for the fourth quarter of 2022 resulted in the increase of $0.50 in the Company's book value per common share to $14.73 as of December 31, 2022. The fair value of the Company's MBS portfolio benefited from spread tightening during the quarter while the active management of its interest rate hedges mitigated the impact of an inverted yield curve on the Company's fourth quarter earnings. Partially offsetting the resulting increase of $55.2 million in the fair value of its investment and hedging portfolios, the Company's net interest income and TBA drop income declined. As the Federal Reserve continued its attempt to combat inflation by increasing the Federal Funds rate in 2022, these increases resulted in the Company's cost of funds increasing 132 basis points in the fourth quarter compared to the third quarter of 2022. To mitigate its higher financing costs, the Company sold a portion of its lower coupon Agency RMBS at the end of the third quarter and rotated into Agency RMBS and TBAs with higher coupons. The shift to higher coupon assets and slower prepayment speeds resulted in the Company's effective yield on its MBS increasing 63 basis points during the fourth quarter of 2022. The increase in the Federal Funds rate also adversely impacted the net implied spread earned on the Company's TBA securities, resulting in lower TBA drop income and further contributing to the decline in the Company's earnings available for distribution ("EAD"), a non-GAAP measure, which was $0.03 per common share for the fourth quarter of 2022. However, the Company's realized gains from its interest rate hedges, which are not included in EAD but recognized in GAAP earnings, will become a part of the Company's distribution requirements when amortized into REIT taxable income over time. Further discussion of the interest rate hedge gains is provided below under "Hedging Portfolio".
During the fourth quarter of 2022, the Company raised equity capital of $92.4 million through its ATM common stock program, and ended 2022 with over $600 million of cash and liquid assets. With room to increase its leverage of 6.1 times shareholders' equity at December 31, 2022, management believes the Company is well-positioned to selectively add incremental assets when spreads widen or to diversify into other mortgage products as attractive opportunities are presented.

The following table summarizes the changes in the Company's financial position during the fourth quarter of 2022:

($s in thousands except per share data)	Net Changes in Fair Value	Comprehensive Income	Common Book Value Rollforward	Per Common Share
Common shareholders' equity, September 30, 2022 (1)			$659,766	$14.23
Net interest income		$6,208
TBA drop income		5,522
General & administrative and other operating expenses		(8,336)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$48,262
TBAs	4,865
U.S. Treasury futures	3,111
Options on U.S. Treasury futures	(1,061)
Total net change in fair value		55,177
Total comprehensive income to common shareholders			56,648	1.17
Capital transactions:
Net proceeds from stock issuance (2)			92,756	(0.28)
Common dividends declared			(19,342)	(0.39)
Common shareholders' equity, December 31, 2022 (1)			$789,828	$14.73
(1)Common shareholders' equity is total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances include $92.4 million from ATM issuances and $0.4 million from amortization of share-based compensation.

Investment Portfolio
The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the fourth quarter of 2022 compared to the prior quarter:

	Three Months Ended
	December 31, 2022			September 30, 2022
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)
Agency RMBS	$22,777	$3,226,876	2.82%	$14,819	$2,779,765	2.13%
Agency CMBS	943	136,303	2.93%	98	165,280	2.18%
CMBS IO (5)	3,869	247,071	5.71%	4,126	265,507	5.24%
Non-Agency MBS and other	31	3,140	4.18%	140	3,842	7.21%
MBS and loans	27,620	3,613,390	3.03%	19,183	3,214,394	2.40%
Cash equivalents	2,908			1,221
Total interest income	$30,528			$20,404

Repurchase agreement financing	(24,320)	2,727,274	(3.49)%	(13,282)	2,398,268	(2.17)%
Net interest income/net interest spread	$6,208		(0.46)%	$7,122		0.23%

TBA securities (6)	5,522	2,532,584	0.85%	16,282	3,223,320	1.98%
Adjusted net interest income/adjusted net interest spread (7)	$11,730		0.07%	$23,404		1.12%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Cost of funds is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO includes Agency and non-Agency issued securities.
(6)Drop income from TBA securities is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(7)Adjusted net interest spread includes the impact from TBA drop income of 89 basis points and 53 basis points for the third and fourth quarters of 2022, respectively.

The following table provides detail on the coupon composition of the Company's 30-year fixed-rate Agency RMBS (including TBA securities) as of the dates indicated:

	December 31, 2022			September 30, 2022
	Par/ Notional	Amortized Cost/ Implied Cost Basis (1)(3)	Fair Value (2)(3)	Par/ Notional	Amortized Cost/ Implied Cost Basis (1)(3)	Fair Value (2)(3)
Agency RMBS By Coupon
($s in thousands)
2.0%	$1,193,344	$1,210,065	$982,387	$1,216,522	$1,233,755	$990,613
2.5%	659,181	685,838	566,525	673,133	700,586	570,627
4.0%	325,726	329,725	309,940	333,469	337,653	312,433
4.5%	803,043	799,786	782,319	815,020	811,695	780,145
5.0%	123,204	125,460	121,707	125,900	128,219	122,752
TBA 2.5%	—	—	—	400,000	345,750	335,906
TBA 3.5%	—	—	—	800,000	729,313	719,406
TBA 4.0%	1,539,000	1,454,263	1,447,286	1,539,000	1,484,523	1,426,765
TBA 4.5%	380,000	371,173	366,759	780,000	753,353	742,009
TBA 5.0%	950,000	947,484	937,523	—	—	—
Total	$5,973,498	$5,923,794	$5,514,446	$6,683,044	$6,524,847	$6,000,656
(1)Implied cost basis of TBAs represents the forward price to be paid for the underlying Agency MBS.
(2)Fair value of TBAs represents the implied market value of the underlying Agency MBS.
(3)TBAs are included on the consolidated balance sheet within “derivative assets/liabilities” at their net carrying value which is the difference between their implied market value and implied cost basis.

Repurchase Agreement Financing
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	December 31, 2022			September 30, 2022
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$858,161	4.44%	42	$963,976	2.86%	63
30 to 90 days	1,786,244	4.06%	104	1,603,853	2.82%	75
91 to 180 days	—	—%	—	441,440	3.31%	154
Total	$2,644,405	4.18%	84	$3,009,269	2.90%	83

Hedging Portfolio
During 2022, the Company realized substantial gains on its interest rate hedges that were recognized in its GAAP earnings, but because these derivative instruments were designated for tax purposes as hedges of the Company's financing arrangements, the realized gains will be amortized into REIT taxable income over the next several years. On a tax basis, the benefit for the year ended December 31, 2022 is estimated to be $22.5 million, or $0.53 per common share. The Company's remaining estimated net deferred tax hedge gains from its interest rate hedging portfolio was $680.0 million as of December 31, 2022, which is a significant increase from $27.0 million as of December 31, 2021. These hedge gains will be part of the Company's future distribution requirements along with net interest income and other ordinary gains and losses in future periods. The table below provides the projected amortization of the Company's net deferred tax hedge gain that may be recognized as taxable income over the periods indicated given conditions known as of December 31, 2022; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Remaining Hedge Gains, Net	December 31, 2022
($ in thousands)
First quarter 2023	17,773
Second quarter 2023	17,782
Third quarter 2023	17,815
Fourth quarter 2023	17,907
Fiscal year 2024	73,849
Fiscal year 2025 and thereafter	534,848
$679,974

As of December 31, 2022, the Company held short positions of $4.2 billion in 10-year U.S. Treasury futures and $740.0 million in 5-year U.S. Treasury futures and held put options on 10-year U.S. Treasury futures of $250.0 million.

Consolidated Balance Sheets
($s in thousands except per share data)	December 31, 2022	September 30, 2022	December 31, 2021
ASSETS	(unaudited)	(unaudited)
Cash and cash equivalents	$332,035	$260,385	$366,023
Cash collateral posted to counterparties	117,842	246,168	55,284
Mortgage-backed securities	3,112,705	3,150,306	3,181,839
Mortgage loans held for investment, at fair value	2,617	3,073	4,268
Due from counterparties	10,348	352,310	2,771
Derivative assets	7,102	13,865	7,969
Accrued interest receivable	15,260	16,090	14,184
Other assets, net	7,325	7,368	7,400
Total assets	$3,605,234	$4,049,565	$3,639,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,644,405	$3,009,269	$2,849,916
Due to counterparties	4,159	147,925	2,471
Derivative liabilities	22,595	99,670	—
Cash collateral posted by counterparties	435	—	1,834
Accrued interest payable	16,450	4,909	1,365
Accrued dividends payable	9,103	8,151	6,541
Other liabilities	6,759	8,374	6,332
Total liabilities	2,703,906	3,278,298	2,868,459

Shareholders’ equity:
Preferred stock	$107,843	$107,843	$107,843
Common stock	536	463	367
Additional paid-in capital	1,357,514	1,264,831	1,107,792
Accumulated other comprehensive (loss) income	(181,346)	(196,629)	6,729
Accumulated deficit	(383,219)	(405,241)	(451,452)
Total shareholders' equity	901,328	771,267	771,279
Total liabilities and shareholders’ equity	$3,605,234	$4,049,565	$3,639,738

Preferred stock aggregate liquidation preference	$111,500	$111,500	$111,500
Book value per common share	$14.73	$14.23	$17.99
Common shares outstanding	53,637,095	46,350,130	36,665,805

Consolidated Comprehensive Statements of Income (Loss) (unaudited)					Year Ended
	Three Months Ended
($s in thousands except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2022
Interest income	$30,528	$20,404	$18,335	$17,427	$86,695
Interest expense	(24,320)	(13,282)	(4,262)	(1,748)	(43,612)
Net interest income	6,208	7,122	14,073	15,679	43,083

Realized gain (loss) on sale of investments, net	450	(70,967)	(18,550)	—	(89,067)
Unrealized gain (loss) on investments, net	32,529	(69,197)	(65,103)	(111,251)	(213,022)
Gain on derivative instruments, net	12,437	96,947	106,412	220,211	436,007
Other operating expense, net	(438)	(433)	(295)	(321)	(1,487)
General and administrative expenses	(7,898)	(10,146)	(7,201)	(7,109)	(32,353)
Net income (loss)	43,288	(46,674)	29,336	117,209	143,161
Preferred stock dividends	(1,923)	(1,923)	(1,923)	(1,923)	(7,694)
Net income (loss) to common shareholders	$41,365	$(48,597)	$27,413	$115,286	$135,467

Other comprehensive income:
Unrealized gain (loss) on available-for-sale investments, net	15,320	(65,133)	(60,910)	(91,340)	$(202,063)
Reclassification of realized (gain) loss on available-for-sale investments	(37)	14,025	—	—	13,988
Total other comprehensive income (loss)	15,283	(51,108)	(60,910)	(91,340)	(188,075)
Comprehensive income (loss) to common shareholders	$56,648	$(99,705)	$(33,497)	$23,946	$(52,608)

Net income (loss) per common share-basic	$0.85	$(1.07)	$0.70	$3.14	$3.19
Net income (loss) per common share-diluted	$0.85	$(1.07)	$0.69	$3.11	$3.17
Weighted average common shares-basic	48,541	45,348	39,190	36,725	42,491
Weighted average common shares-diluted	48,541	45,348	39,576	37,111	42,743
Dividends declared per common share	$0.39	$0.39	$0.39	$0.39	$1.56

Use of Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include the following: earnings available for distribution (“EAD”) to common shareholders, adjusted net interest income and the related metric adjusted net interest spread. Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income/expenses. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in these non-GAAP financial measures because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date.
However, these non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income nor its distribution requirements in accordance with the Tax Code.
Reconciliations of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measures are presented below.

	Three Months Ended		Year Ended
($s in thousands except per share data)	December 31, 2022	September 30, 2022	December 31, 2022
Comprehensive income (loss) to common shareholders	$56,648	$(99,705)	$(52,608)
Less:
Change in fair value of investments, net (1)	(48,262)	191,272	490,164
Change in fair value of derivative instruments, net (2)	(6,915)	(80,665)	(393,401)
EAD to common shareholders	$1,471	$10,902	$44,155

Weighted average common shares	48,541	45,348	42,491
EAD per common share	$0.03	$0.24	$1.04

Net interest income	$6,208	$7,122	$43,083
TBA drop income (3)	5,522	16,282	42,606
Adjusted net interest income	$11,730	$23,404	$85,689
Other operating expense, net	(438)	(433)	(1,487)
General and administrative expenses	(7,898)	(10,146)	(32,353)
Preferred stock dividends	(1,923)	(1,923)	(7,694)
EAD to common shareholders	$1,471	$10,902	$44,155

Net interest spread	(0.46)%	0.23%	0.84%
Impact from TBA drop income (4)	0.53%	0.89%	0.41%
Adjusted net interest spread	0.07%	1.12%	1.25%
(1)Amount includes realized and unrealized gains and losses from the Company's MBS and other investments.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes TBA drop income.
(3)TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4)The Company estimates TBA implied net interest spread to be 0.85% and 1.98% for the three months ended December 31, 2022 and September 30, 2022, respectively, and 1.86% for the year ended December 31, 2022.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets; adverse effects of the ongoing coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; ability to find suitable investment opportunities; changes in economic conditions, including an increased rate of inflation; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business and/or status as a real estate investment trust; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

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